Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096
Media Contact: Rob Zeiger
305-539-6012
rzeiger@rccl.com

For Immediate Release

Jorge Vilches Named President and CEO of Pullmantur

MIAMI – May 27, 2014 – Jorge Vilches has been named president and chief executive officer of Pullmantur, one of  Royal Caribbean Cruises Ltd.’s (NYSE, OSLO: RCL) six brands.  Vilches will be responsible for the strategic direction and leadership of the brand to ensure its continuous growth and success. He will report directly to Richard D. Fain, chairman and CEO of Royal Caribbean Cruises Ltd.

Vilches has spent the past 10 years in the travel industry, holding various positions with the LATAM Group, a leader in the airline industry in South America.  Most recently, he served as CEO of LATAM’s long haul business unit, the group’s biggest division in terms of capacity and revenue.  Vilches’ previous management positions at LATAM include CEO of LAN Peru, the main carrier in that South American country, and CEO at LAN Express, LAN’s domestic operation in Chile.  Vilches was born in Spain and has lived in a number of Latin American countries, most recently in Brazil.

“Jorge has a proven track record of success in the travel industry, and extensive knowledge of the market.  I look forward to his leadership at Pullmantur,” said Richard D. Fain, chairman and chief executive officer of Royal Caribbean Cruises Ltd. “Pullmantur plays an important role in Royal Caribbean’s long term strategy, particularly as we expand the brand’s reach into Latin America. We are confident that Jorge will use his strategic insights and market awareness to make Pullmantur the undisputed cruise leader in Spain and Latin America.”

Said Vilches: “I am very excited to join the Pullmantur family.  I’m a believer in strong, committed teams and sharp strategic focus. Together with an outstanding group of employees, I look forward to delivering fantastic vacations to Pullmantur guests around the world. I also look forward to joining the team at Royal Caribbean, one of the true leaders of the travel industry.”

Over the past 40 years, Pullmantur has built a position as the leader in the Spanish cruise market. Since 2006, it has belonged to the Royal Caribbean Cruises Ltd., based in the United States. Pullmantur’s modern fleet of five ships has a daily capacity of more than 12,000 passengers. Since 2013, it has promoted a strategic growth plan in the Latin American cruise market, where more than 60% of its business is located.

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 42 ships with an additional six under construction contracts.  They operate diverse itineraries around the world that call on approximately 490 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

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